Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

RAPHAEL PHARMACEUTICAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	Rule 457(c)	5,787,027	(2)	$0.935	$5,410,870.25	0.00014760	$798.64
Fees Previously Paid	-	-	-	-		-	-	-	-
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts								$798.64
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$798.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the Common Stock registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Represents 5,787,027 shares of Common Stock purchased in private placements which had multiple closings between November 2020 and June 2024.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and ask price for a share of the Registrant’s Common Stock as reported on QTCQB on September 11, 2024, which date is a date within five business days prior to the date of the filing of this registration statement.